As filed with the Securities and Exchange Commission on September 4, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HORNBECK OFFSHORE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3409686
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

103 Northpark Boulevard, Suite 300 Covington, Louisiana	70433
(Address of Principal Executive Offices)	(Zip Code)

Hornbeck Offshore Services, Inc. 2026 Omnibus Inducement Incentive Plan

(Full title of the plan)

Samuel A. Giberga

Executive Vice President, General Counsel and Corporate Secretary

103 Northpark Boulevard, Suite 300

Covington, Louisiana 70433

(Name and address of agent for service)

(985) 727-2000

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications

sent to the agent for service, should be sent to:

Matthew R. Pacey, P.C.

Ieuan A. List

Kirkland & Ellis

609 Main Street

Houston, Texas 77002

(713) 836-3786

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

In connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated April 22, 2026, the board of directors (the “Board”) of Hornbeck Offshore Services, Inc. (f/k/a Helix Energy Solutions Group, Inc.), a Delaware corporation (the “Registrant”), adopted the Hornbeck Offshore Services, Inc. 2026 Omnibus Inducement Incentive Plan (the “Inducement Plan”). The Inducement Plan provides for, among other things, the grant of non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock-based awards and cash awards, and was approved by the Board on September 2, 2026.

This Registration Statement on Form S-8 (this “Registration Statement”) registers up to 1,500,000 shares of the Registrant’s common stock, par value $0.00001 per share (“Common Stock”), reserved for issuance pursuant to awards granted under the Inducement Plan.

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Inducement Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the SEC are incorporated by reference in this Registration Statement:

(i)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 26, 2026 (SEC File No. 001-32936);

(ii)

The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on April 24, 2026, and for the fiscal quarter ended June 30, 2026, filed with the SEC on August 6, 2026 (SEC File No. 001-32936);

(iii)

The Registrant’s Current Reports on Form 8-K filed with the SEC on February  13, 2026, April  24, 2026, May  5, 2026, May  13, 2026, June  12, 2026, August  11, 2026, August  31, 2026, September  1, 2026, September 2, 2026 and September 4, 2026 (SEC File No. 001-32936); and

(iv)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A12B/A (File No. 001-32936), filed with the SEC on September 1, 2026.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except for any information deemed furnished to, rather than filed with, the SEC), and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s Certificate of Incorporation (the “Charter”) provides that, to the fullest extent permitted by the DGCL, no director or officer shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal.

Currently, Section 102(b)(7) of the DGCL provides that no provision of a corporation’s certificate of incorporation may eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer for:

•	any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;

•	any transaction from which the director or officer derived an improper personal benefit; or

•	with respect to officers, any derivative action.

The Registrant’s bylaws permit the Registrant to purchase and maintain, insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, advisory director, board observer, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, advisory director, board observer, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such expenses, liability or loss under the DGCL. The Registrant has obtained policies that insure its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers, including certain liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

In addition, the Registrant has entered into indemnification agreements with each of its directors and officers pursuant to which the Registrant has agreed, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Inducement Plan also provides that, to the maximum extent permitted by applicable law and to the extent not covered by insurance directly insuring such person, each current and former officer or employee of the Registrant or any of its affiliates and member or former member of the Compensation Committee of the Board (the “Committee”) or the Board shall be indemnified and held harmless by the Registrant against any cost or expense (including reasonable fees of counsel acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Inducement Plan, except to the extent arising out of such officer’s, employee’s, member’s, or former member’s own fraud or bad faith or with respect to the actions or determinations made by an individual with regard to awards granted to such individual under the Inducement Plan.

The above discussion of the DGCL, the Registrant’s Charter, bylaws, indemnification agreements and the Inducement Plan is not intended to be exhaustive and is qualified in its entirety by reference to such statute or applicable document.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation of Hornbeck Offshore Services, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 1, 2026).

4.2	Certificate of Amendment to Certificate of Incorporation of Hornbeck Offshore Services, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on September 1, 2026).

4.3	Amended and Restated Bylaws of Hornbeck Offshore Services, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on September 1, 2026).

4.4	Hornbeck Offshore Services, Inc. 2026 Omnibus Inducement Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on September 4, 2026).

4.5	Performance-Based Restricted Stock Unit Grant Notice and Award Agreement, dated as of September 2, 2026, by and between Hornbeck Offshore Services, Inc., and Todd M. Hornbeck (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on September 4, 2026).

5.1*	Opinion of Kirkland & Ellis LLP.

23.1*	Consent of KPMG LLP, independent registered public accounting firm

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm

23.3*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page).

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, State of Louisiana, on this 4th day of September, 2026.

HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ Todd M. Hornbeck
Todd M. Hornbeck
President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Hornbeck Offshore Services, Inc. hereby appoint Todd M. Hornbeck, Brian M. Cook and R. Potter Adams, and each of them, any of whom may act without the joinder of the others, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or agents, or their substitute or substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Todd M. Hornbeck Todd M. Hornbeck	President, Chief Executive Officer and Director (Principal Executive Officer)	September 4, 2026

/s/ R. Potter Adams R. Potter Adams	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 4, 2026

/s/ Brian M. Cook Brian M. Cook	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 4, 2026

/s/ William L. Transier William L. Transier	Chair of the Board	September 4, 2026

/s/ Benjamin M. Fink Benjamin M. Fink	Director	September 4, 2026

/s/ Bobby Jindal Bobby Jindal	Director	September 4, 2026

/s/ John V. Lovoi	Director	September 4, 2026
John V. Lovoi

/s/ Kevin O. Meyers	Director	September 4, 2026
Kevin O. Meyers

/s/ Aaron M. Rosen	Director	September 4, 2026
Aaron M. Rosen